EXHIBIT A



                         Acquisitions of Shares by the
                     Partnership During the Past Sixty Days



                 Date of        Amount of                        Price Per
               Transaction        Shares     Aggregate Price       Share

            January  13, 1995    1,000       $  10,790.00        $ 10.790
            January  16, 1995   13,700         147,823.00          10.790
            January  17, 1995   50,000         539,500.00          10.790
            January  19, 1995   40,000         431,600.00          10.790
            January  23, 1995    1,500          15,997.50          10.665
            January  27, 1995    2,500          26,662.00          10.665
            February  2, 1995    8,500          90,652.50          10.665
            February 24, 1995    7,500          79,050.00          10.540
            February 28, 1995   17,000         177,055.00          10.415
            March     2, 1995      100           1,029.00          10.290

        All Shares were purchased in transactions on The Nasdaq Na-tional Market.